FOURTH AMENDMENT TO AGREEMENT FOR
PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

This FOURTH AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (this “Fourth Amendment”) is entered into as of August 7, 2007, by and between KOKOMO MEDICAL OFFICE PARK, L.P., an Indiana limited partnership (“Seller”), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”), with reference to the following Recitals:

R E C I T A L S

A. Seller and Buyer have previously entered into that certain Agreement for Purchase and Sale of Real Property and Escrow Instructions dated as of June 12, 2007, as amended by (a) that certain First Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions dated June 25, 2007, by and between Seller and Buyer, (b) that certain Second Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions dated July 10, 2007, by and between Seller and Buyer, and (c) that certain Third Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions dated July 26, 2007, by and between Seller and Buyer (collectively, the “Purchase Agreement”), wherein Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, that certain “Property” more particularly described in the Purchase Agreement, on the terms and conditions set forth in the Purchase Agreement.

B. Seller and Buyer desire to amend the Purchase Agreement as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference) and for other good and valuable consideration, the receipt and sufficiency of which are herby acknowledged, the parties hereto agree as follows:

A G R E E M E N T

1. Definitions. All initially capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement unless the context clearly indicates otherwise. All references to “the Agreement” or “this Agreement” in the Purchase Agreement or in this Fourth Amendment shall mean and refer to the Purchase Agreement as amended by this Fourth Amendment.

2. Due Diligence Period. Notwithstanding anything to the contrary contained in the Purchase Agreement, as of the date of this Fourth Amendment, the Due Diligence Period shall be extended and deemed to conclude on Tuesday, August 14, 2007.

3. Effect of this Fourth Amendment. Except as amended and/or modified by this Fourth Amendment, the Purchase Agreement is hereby ratified and confirmed and all other terms of the Purchase Agreement are and shall remain in full force and effect, unaltered and unchanged by this Fourth Amendment. In the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Purchase Agreement, the provisions of this Fourth Amendment shall control. Whether or not specifically amended by this Fourth Amendment, all of the terms and provisions of the Purchase Agreement are hereby amended to the extent necessary to give effect to the purpose and intent of this Fourth Amendment.

4. Counterparts. This Fourth Amendment may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by their duly authorized representatives as of the date first referenced above.

SELLER:	KOKOMO MEDICAL OFFICE PARK, L.P. an Indiana limited partnership
By: KOKOMO MEDICAL DEVELOPERS, INC., General Partner By: /s/ Stephen P. Hokanson Stephen P. Hokanson, President
BUYER:	TRIPLE NET PROPERTIES, L.L.C., a Virginia limited liability company
By: /s/ Richard Hutton Name: Richard Hutton Title: Executive Vice President